UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2019

ALTERYX, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-38034	90-0673106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3345 Michelson Drive, Suite 400, Irvine, California		92612
(Address of Principal Executive Offices)		(Zip Code)

(888) 836-4274

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 4, 2019, Alteryx, Inc., a Delaware corporation (“Alteryx”), completed its acquisition (the “Acquisition”) of ClearStory Data Inc., a Delaware corporation (“ClearStory Data”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 28, 2019, by and among Alteryx, ClearStory Data, Alteryx Crystal Sub, Inc. (the “Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Alteryx, and Shareholder Representative Services LLC, a Colorado limited liability company.

Pursuant to the Merger Agreement, the Acquisition was completed by the merger of the Merger Sub with and into ClearStory Data (the “Merger”), with ClearStory Data surviving the Merger as a wholly owned subsidiary of Alteryx. The aggregate consideration payable in exchange for all of the outstanding equity interests of ClearStory Data was approximately $20.0 million in cash, subject to customary adjustments set forth in the Merger Agreement. The Merger Agreement contains representations and warranties and covenants customary for a business combination of this type.

In connection with the Acquisition, Alteryx obtained from the Securities and Exchange Commission, pursuant to its authority under Rule 3-13 under Regulation S-X, a waiver from the requirements of Rule 3-05 and Article 11 of Regulation S-X to provide certain financial statements of ClearStory Data and pro forma financial information relating to the Acquisition. As a result, Alteryx will not provide such financial statements under Item 9.01(a) and (b) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERYX, INC.

Date: April 5, 2019	By:	/s/ Christopher M. Lal
	Name:	Christopher M. Lal
	Title:	Senior Vice President and General Counsel